FIRST AMENDMENT TO PARTICIPATION AGREEMENT

This is an amendment to that certain Participation Agreement, of even date herewith, by and among the Variable Insurance Products Funds identified below, Fidelity Distributors Corporation and Kansas City Life Insurance Company. For good and valuable consideration, the receipt and sufficiency of which is acknowledged by all parties, the Participation Agreement is hereby amended as follows:

Section 1.7 of the Participation Agreement is deleted, and the following new Section 1.7 is substituted:

1.7 The Company shall pay for Fund shares on the next Business Day after an order to purchase Fund shares is made in accordance with the provisions of Section 1.1 hereof. The Fund shall use its best efforts to remit redemption proceeds on the same business day of receipt of a redemption order in proper faint from the Company, but in any event within five (5) calendar days after the redemption order is placed, in order to enable the Company to pay redemption proceeds within. the time allowed by law. Purchase and redemption payments shall be in federal funds transmitted by wire. For purpose of Section 2.10 and 2A 1, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund.

Section 4.1 of the Participation Agreement is deleted, and the following new Section 4.1 is substituted:

4.1 The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which the Fund or its investment adviser or the Underwriter is named, at least fifteen Business Days prior to its use. No such material shall be used if the Fund or its designee reasonably objects to such use in writing within fifteen Business Days after receipt of such material.

Section 4.3 of the Participation Agreement is deleted, and the following new Section 4.2 is substituted:

4.3. The Fund, Underwriter, or its designee shall furnish, or shall cause to be furnished, to the Company or its designee, each piece of sales literature or other promotional material in which the Company and/or its separate account(s), is named at least fifteen Business Days prior to its use. No such material shall be used if the Company or its designee reasonably objects to such use in writing within fifteen Business Days after receipt of such material.

Section 10.1 (a) of the Participation Agreement is deleted, and the following new Section 10.1 (a) is substituted:

1

10.1 (a). This Agreement shall continue in full force and effect until the first to occur of:

(a)	termination by any party for any reason by one hundred and eighty (180) days advance written notice delivered to the other parties; or

The following new Section 10.1 (h) is added to the Participation Agreement:

(h)
termination by either party, if such party has provided to the other a written notice of material breach of this Agreement, specifying in reasonable detail each and every breach which the sending party believes has occurred and is continuing, if the other party has not cured each material breach so specified within 60 days after such notice was provided.

Except as specifically set out in this Amendment, the parties do not intend to modify or change in any way the provisions of the Participation Agreement. This Amendment shall be in effective at the same time as the Participation Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative this 11th day of February, 2007.

KANSAS CITY LIFE INSURANCE COMPANY

By  /s/ William A. Schalekamp
Name: William A. Schalekamp
Title: Senior Vice President, Secretary and General Counsel

VARIABLE INSURANCE PRODUCTS FUND,
VARIABLE INSURANCE PRODUCTS FUND II
VARIABLE  INSURANCE PRODUCTS FUND III, and
VARIABLE INSURANCE PRODUCTS FUND IV

By  /s/ Kimberly Monasterio
Name: Kimberly Monasterio
Their: Treasurer

FIDELITY DISTRIBUTORS CORPORATION

By  /s/ Bill Loehning
Name: Bill Loehning
Title: Executive Vice President